UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 27, 2015

 SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

 Delaware

(State of Other Jurisdiction of Incorporation)

1-13582	51-0363307
(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed on the Current Report on Form 8-K filed on January 22, 2015 by Speedway Motorsports, Inc. (the “Company”), the Company and all of its domestic operating subsidiaries, except Oil-Chem Research Corporation and its subsidiaries (the “Guarantors”), entered into a Purchase Agreement with the initial purchasers party thereto (the “Initial Purchasers”), for the issuance and sale (the “Transaction”) to the Initial Purchasers of $200.0 million aggregate principal amount of the Company’s 5.125 % Senior Notes due 2023 (the “New Notes”). The Transaction was consummated on January 27, 2015 (the “Closing Date”).

The offering price of the New Notes was 100% of the principal amount of the New Notes. Net proceeds from the Transaction, after deducting the Initial Purchasers’ commissions and discounts, were $196,816,000. The Company intends to use the proceeds from the Transaction, combined with borrowings under its credit facility and cash on hand, to redeem all of its outstanding $250.0 million 6 3/4% Senior Notes due 2019 (the “2019 Notes”). To the extent certain of the Initial Purchasers or their affiliates may own a portion of the 2019 Notes, they would receive a portion of the proceeds from the Transaction in connection with the redemption of the 2019 Notes.

As part of the closing, the Company entered into an Indenture, dated as of the Closing Date (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”), and a Registration Rights Agreement, dated as of the Closing Date (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers. The Indenture and Registration Rights Agreement are described further below.

Indenture

The Company issued and sold to the Initial Purchasers $200.0 million aggregate principal amount of the New Notes under the Indenture. The New Notes have not yet been registered under the Securities Act of 1933, as amended (the “Act”). Absent registration, the New Notes may only be resold pursuant to an applicable exemption from the registration requirements of the Act.

Maturity. The New Notes will mature on February 1, 2023.

Interest Rate. Interest on the New Notes accrues at a rate of 5.125% per annum. The New Notes pay interest semi-annually in cash in arrears on February 1 and August 1 of each year, commencing on August 1, 2015.

Guarantees. The Guarantors unconditionally guarantee the Company’s obligations under the New Notes, jointly and severally, on a senior unsecured basis.

Ranking. The New Notes and the guarantees thereof are unsecured senior obligations and rank equally in right of payment with all of the Company’s and Guarantors’ existing and future unsubordinated debt and other obligations. The New Notes are senior in right of payment to any future subordinated debt. The New Notes are effectively subordinated to all existing and future secured debt, including the $150.0 million of terms loans outstanding under the Company’s credit facility, to the extent of the value of the collateral securing those obligations, and are also structurally subordinated to any existing and future obligations of subsidiaries that do not guarantee the New Notes.

Optional Redemption. The New Notes are redeemable, in whole or in part, at any time on or after February 1, 2018 at the following redemption prices:

Redemption during the 12-month period commencing on February 1,	Percentage
2018	103.844%
2019	102.563%
2020	101.281%
2021 and thereafter	100.000%

In addition, the Company may redeem, at a redemption price of 105.125% plus accrued and unpaid interest, if any, to the redemption date, up to 35% of the New Notes before February 1, 2018 with the net cash proceeds from certain equity offerings. The Company may also redeem some or all of the New Notes before February 1, 2018 at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium.

Change of Control. If the Company experiences certain types of change of control transactions, it must offer to repurchase the New Notes at 101% of the aggregate principal amount of the New Notes repurchased, plus accrued and unpaid interest, if any, to the repurchase date.

Other Covenants. The Indenture contains restrictive covenants that limit, among other things, the ability of the Company and its restricted subsidiaries to incur additional indebtedness, pay dividends and make distributions on common and preferred stock, make other restricted payments, make investments, incur liens, consolidate, merge, sell or otherwise dispose of all or substantially all of their assets and enter into certain transactions with affiliates, in each case, subject to exclusions, and other customary covenants.

Events of Default. The Indenture provides for customary events of default (subject in certain cases to customary grace and cure periods), which include nonpayment; breach of covenants in the Indenture; payment defaults or acceleration of other indebtedness; failure to pay certain judgments; and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the holders of at least 25% in principal amount of the then outstanding New Notes may declare the principal of, and accrued but unpaid interest on, the New Notes to be due and payable.

Registration Rights Agreement

Pursuant to the Registration Rights Agreement, the Company has agreed to (i) file an exchange offer registration statement with the Securities and Exchange Commission (“SEC”) on or before July 26, 2015, (ii) use its reasonable best efforts to have such exchange offer registration statement declared effective by the SEC by September 14, 2015, (iii) commence the exchange offer and use its reasonable best efforts to exchange the New Notes for a new issue of identical debt securities registered under the Act on or before 30 business days after the date on which the registration statement is declared effective, and (iv) under certain circumstances, file a shelf registration statement to cover resales of the New Notes and use its reasonable best efforts to cause the registration statement to be declared effective as promptly as possible after the obligation to file the shelf registration statement arises. If the Company and the Guarantors fail to satisfy these and certain other related obligations, the Company must pay additional interest to holders of the New Notes.

The foregoing descriptions of the Indenture, New Notes and Registration Rights Agreement are summary in nature and are qualified in their entirety by reference to such agreements, copies of which will be filed as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2014.

This Current Report on Form 8-K does not constitute an offer to purchase the 2019 Notes. This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy the New Notes.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K regarding the Transaction is incorporated by reference into this Item 2.03.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 27, 2015, the Company notified U.S. Bank National Association, the trustee for the 2019 Notes, of its election to call for redemption on March 13, 2015 (the “Redemption Date”) all of the outstanding 2019 Notes, and instructed the trustee to provide notice of such redemption to the holders of the 2019 Notes in accordance with the terms of the indenture governing the 2019 Notes. The 2019 Notes were issued pursuant to the Indenture dated as of February 3, 2012, by and among the Company, the guarantors named therein and U.S. Bank National Association, as trustee. Under the terms of the 2019 Notes, the Company is required to pay a redemption price equal to 103.375 % of the principal amount of the 2019 Notes, plus any accrued and unpaid interest thereon up to the Redemption Date. Thereafter, interest on the 2019 Notes will cease to accrue and all rights of the holders of the 2019 Notes will cease, except for the right to receive the redemption price and accrued and unpaid interest to the Redemption Date.

The Company expects to fund the redemption amount (1) with the proceeds of the Transaction, (2) by drawing the $50.0 million delayed draw term loan pursuant to the Amended and Restated Credit Agreement dated as of December 29, 2014, by and among the Company, Speedway Funding, LLC, a Delaware limited liability company, the guarantors named therein, Bank of America, N.A., as administrative agent, and the several lenders named therein, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2014, and (3) with cash on hand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.

January 27, 2015	/s/ William R. Brooks
William R. Brooks
Vice Chairman, Chief Financial Officer and Treasurer